SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 21, 2012

FIRSTCITY FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	033-19694	76-0243729
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

6400 Imperial Drive

Waco, Texas 76712

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:  (254) 761-2800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 — Registrant’s Business and Operations

Item 1.01  Entry into a Material Definitive Agreement.

On May 21, 2012, FC Investment Holdings Corporation (“FC Investment”), a subsidiary of FirstCity Financial Corporation (“FirstCity”), as borrower, and FirstCity, as guarantor, and First National Bank of Central Texas (“FNBCT”), as lender, entered into a Loan Agreement dated May 16, 2012 (the “Loan Agreement”). In addition, on May 21, 2012, FirstCity executed a guaranty agreement that provided for its unlimited guaranty for repayment of the indebtedness of FC Investment including, without limitation, under the Loan Agreement. The Loan Agreement is a $15.0 million revoling loan facility that provides funding for FC Investment and its subsidiaries to finance the purchase of loans and other assets, to make investments in equity interests in or capital contributions to affiliates which are owned with other investors, and for working capital.

The primary terms and conditions of FC Investment’s loan facility with FNBCT under the Loan Agreement are as follows:

•                  Provides maximum outstanding borrowings up to $15.0 million;

•                  The loan facility is secured by security interests in substantially all of the assets of FC Investment and its subsidiaries (the “Covered Entities”). FirstCity Servicing Corporation, a FirstCity subsidiary, provides a security interest in servicing fees payable to it by the Covered Entities and the non-wholly owned portfolio entities owned by the Covered Entities.  FirstCity Servicing Corporation does not provide a security interest in servicing agreements entered into with the Covered Entities, or in any of its other assets and does not guaranty the obligations under the Loan Agreement;

•                  Provides that no advance will be made that causes the outstanding balance of the loan facility to exceed an amount equal to 25.0% of the net present value of the equity interests and loans and other assets owned by the Covered Entities which are pledged to secure the loan facility reduced by any reserves established by FNBCT related to the pledged loans and other assets and the pledged equity interests (“Net Present Collateral Value”);

•                  Provides for a fluctuating interest rate equal to the greater of (i) the rate of interest published in the Wall Street Journal as the prime rate of commercial banks, or (ii) 4.0%;

•                  Provides for a maturity date of August 15, 2013;

•                  Provides that all net cash flow from the pledged assets be deposited into a pledged account with FNBCT on a monthly basis, and for funds to be distributed out of the pledged account and applied in the following manner and priority: (i) to interest due under the loan facility, (ii) to fees and expenses due under the loan facility, (iii) payment of principal outstanding under the loan facility in an amount required to reduce the outstanding principal balance of the loan as is required so that the principal balance of the loan is equal to 25.0% of the Net Present Collateral Value, (iv) payment of principal if an event of default has occurred, (v) payment of the principal in such additional amount as may be determined by FNBCT in its discretion, and (vi) any remaining balance to FC Investment;

•                  Provides that FNBCT is only required to fund up to $7.5 million, with the balance of the commitment under the revolving loan facility to be funded by a participating bank in the loan facility;

•                  Provides for (i) an administration fee of $25,000 for the period through the maturity date, which fee was paid at closing, (ii) a facility fee in the amount of $93,750 for the period through the maturity date, which fee was paid at closing, and (iii) a non-utilization fee payable following each calendar quarter equal to 0.50% of the average daily amount by which the outstanding principal amount of the revolving loan during the preceding calendar quarter is less than $15.0 million, provided, in the event the financial institution participating in the revolving loan fails to advance its prorata share of any advance in a circumstance in which FNBCT is funding the advance, the non-utilization fee shall be calculated based on the average daily amount by which the total amount funded by FNBCT from its own funds during the preceding calendar quarter is less than  $7.5 million;

•                  FC Investment must maintain a minimum interest coverage ratio, based on net cash flows from the pledged assets, of 2.0 to 1.0 (on  a consolidated basis);

•                  FC Investment must maintain a minimum tangible net worth (defined) of $75.0 million (on a consolidated basis); and

•                  The Loan Agreement and other loan documents do not create any security interest in the property of, or impose any contractual limitations upon, FirstCity Commercial Corporation, FH Partners LLC, FLBG Corporation or any of their subsidiaries, which are FirstCity subsidiaries and are parties to, or provide guaranties or security interests with respect to, FirstCity’s loan facility with Bank of Scotland.

In addition to the foregoing, the Loan Agreement contains representations and warranties of FC Investment and FirstCity that are typical for a loan facility of this type. The Loan Agreement and related loan documents also contain other covenants on the part of FC Investment, FirstCity and the other Covered Entities that are typical for a loan facility of this type.

The Loan Agreement and related loan documents contain customary events of default, including, failure to make required payments, failure to comply with certain agreements or covenants, failure to pay, or default under, certain other indebtedness, certain events of bankruptcy and insolvency, and failure to pay certain judgments. In the event that an event of default occurs and is continuing, FNBCT may accelerate the indebtedness under this loan facility.

Section 2 — Financial Information

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The obligations of FC Investment, as borrower, and FirstCity, as guarantor, under the Loan Agreement and related loan documents, constitute direct financial obligations that are material to FirstCity. As to such direct financial obligations, the information included in Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRSTCITY FINANCIAL CORPORATION

Date: May 25, 2012	By:	/s/ J. Bryan Baker
J. Bryan Baker
Senior Vice President and Chief Financial Officer